Section 1: Contract Data (continued)	Date Prepared [05/01/2024]
Insured [John Doe]	Contract Number [999999999]

Enhanced Living Benefits Accelerated Death Benefit Rider

Rider Effective Date: [May 1, 2024]

Benefit Base: $[90,000]
The Benefit Base cannot ever exceed the lesser of [90%] of the Specified Amount of the Contract and $[500,000].

Maximum Benefit for Chronic Condition Option:
Monthly: $[1,800.00]
Lump Sum:	(Benefit Base/Specified Amount) x (Contract Value less any surrender charges)

Maximum Benefit for Confinement Option:
Monthly: $[1,800.00]
Lump Sum:	(Benefit Base/Specified Amount) x (Contract Value less any surrender charges)

Maximum Accelerated Benefit Amount:	The least of the Benefit Base, [90%] of the Specified Amount of the Contract, and $[500,000].